Exhibit 5.1

CLEARY GOTTLIEB STEEN & HAMILTON LLP

AMERICAS	One Liberty Plaza	EUROPE & MIDDLE EAST
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SILICON VALLEY WASHINGTON, D.C. ASIA HONG KONG SEOUL	clearygottlieb.com D: +1 212 225 2451 shwang@cgsh.com	LONDON MILAN PARIS ROME

July 22, 2026

Alphabet Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Re: Alphabet Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Alphabet Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an additional 200,000,000 shares of the Company’s Class C capital stock, par value $0.001 per share (the “Shares”), to be issued by the Company pursuant to the Alphabet Inc. Amended and Restated 2021 Stock Plan (the “Plan”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. We have further received a letter dated July 22, 2026 from Kathryn W. Hall, Assistant Secretary of the Company, representing to us that the Company has available a sufficient number of shares authorized and available for issuance, together with shares authorized and issued but not outstanding, to deliver the Shares under the Plan, and are relying on such representation.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plan, at prices not less than the par value thereof, will be validly issued, fully paid and non-assessable.

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the locations listed above.

Alphabet Inc., p. 2

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Shuangjun Wang
Shuangjun Wang, a Partner